CERTIFICATIONS

Re:           Morgan Stanley Capital I Inc., Commercial Mortgage Pass-Through Certificates, Series 2007-HQ11, issued pursuant to the Pooling and Servicing Agreement dated as of February 1, 2007 (the “Pooling and Servicing Agreement”) between Morgan Stanley Capital I Inc., as depositor, Capmark Finance Inc., as master servicer (the “Master Servicer”), J.E. Robert Company, Inc., as special servicer, Wells Fargo Bank, National Association, as trustee and custodian (the “Trustee”) and LaSalle Bank National Association, as paying agent, certificate registrar and authenticating agent (the “Paying Agent”).

I, Warren Friend, the senior officer in charge of securitization of the Depositor, hereby certify that:

1.           I have reviewed this report on Form 10-K and all reports on Form 10-D required to be filed in respect of the period covered by this report on Form 10-K of Morgan Stanley Capital I Trust 2007-HQ11 (the “Exchange Act Periodic Reports”);

2.           Based on my knowledge, the Exchange Act Periodic Reports, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.           Based on my knowledge, all of the distribution, servicing and other information required to be provided under Form 10-D for the period covered by this report is included in the Exchange Act Periodic Reports;

4.           Based on my knowledge and the servicer compliance statements required in this report under Item 1123 of Regulation AB, and except as disclosed in the Exchange Act Periodic Reports, the servicers have fulfilled their obligations under the Pooling and Servicing Agreement or the applicable sub-servicing agreement or primary servicing agreement in all material respects; and

5.           All of the reports on assessment of compliance with servicing criteria for asset-backed securities and their related attestation reports on assessment of compliance with servicing criteria for asset-backed securities required to be included in this report in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 have been included as an exhibit to this report, except as otherwise disclosed in this report.  Any material instances of noncompliance described in such reports have been disclosed in this report on Form 10-K.

In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated parties:

•	Capmark Finance Inc., as Master Servicer and Primary Servicer
•	J.E. Robert Company, Inc., as Special Servicer;
•	LaSalle Bank National Association, as Paying Agent, Certificate Registrar and Authenticating Agent;
•	Wells Fargo Bank, National Association, as Trustee and Custodian;
•	Wells Fargo Bank, National Association, as custodian with respect to the 485 Lexington Avenue Loan Group loan;
•	Wachovia Bank, National Association, as master servicer with respect to the 485 Lexington Avenue Loan Group loan;
•	CWCapital Asset Management LLC, as special servicer with respect to the 485 Lexington Avenue Loan Group loan; and
•	Principal Global Investors, LLC, as Primary Servicer;
•	Global Realty Outsourcing, Inc. as Servicing Function Participant for Wachovia Bank, National Association; and
•	First American Commercial Real Estate Services, Inc. as Servicing Function Participant for Wachovia Bank, National Association.

MORGAN STANLEY CAPITAL I INC.

March 28, 2008	/s/ Warren Friend
By: Warren Friend
Title: Vice President
(Senior Officer in Charge of Securitization of the Depositor)